Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Nam Vu (Investor Contact) 703/810-7723 Tom Joyce (Media Contact) 703/810-5610 Martha Holler (Media Contact) 703/810-5178

REGISTRATION STATEMENT FOR SLM CORPORATION SENIOR CONVERTIBLE DEBENTURES
DECLARED EFFECTIVE

RESTON, Va., Nov. 7, 2003—SLM Corporation (NYSE: SLM), announced today that the Securities and Exchange Commission has declared effective today its registration statement on Form S-3 (File no. 333-107779) relating to resales by selling security holders of its Floating Rate Convertible Senior Debentures due 2035 and shares of its common stock issuable upon conversion of the debentures.

Copies of the prospectus may be obtained from SLM Corporation, 11600 Sallie Mae Drive, Reston, Va. 20193.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures or the shares of SLM common stock issuable upon conversion of the debentures, nor shall there be any sale of the debentures or common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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SLM Corporation, commonly known as Sallie Mae, is the nation’s leading provider of education funding, managing more than $85 billion in student loans for more than seven million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. Celebrating its 30th anniversary this year, the company opened its doors in May 1973 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, Sallie Mae’s parent company name has changed, most recently to SLM Corporation. Through its specialized subsidiaries and divisions, the company also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical outsourcing services for colleges and universities. More information is available at http://www.salliemae.com. SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

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Sallie Mae • 11600 Sallie Mae Drive • Reston, Virginia 20193 • www.salliemae.com